EXHIBIT 99.1
CROSSTEX
PRESS RELEASE
CROSSTEX ACQUIRES AMINE TREATING RENTAL ASSETS FROM HANOVER
DALLAS, January 10, 2006 — Crosstex Energy, L.P. (NasdaqNM: XTEX) (the Partnership) announced it has agreed to purchase the U.S. amine treating rental assets of Hanover Compression Limited Partnership, a subsidiary of Hanover Compressor Company (NYSE: HC), for approximately $52 million. The purchase will add 48 plants to the Partnership’s treating business segment.
“Thirty-two of the treating plants we are buying are in operation adding about 20 new customers, and the other 16 are ready for refurbishment and will be available to meet our customers treating needs,” said Barry E. Davis, President and Chief Executive Officer. “This purchase compliments our coverage of the amine treating rental market, and will allow us to expand our service capabilities to all our Treating customers by providing a larger treating plant fleet with more inventory to better target their needs.”
The transaction, which has been approved by the Board of Directors of both Hanover and Crosstex, is expected to be completed in February and is subject to customary due diligence.
About Crosstex
Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, nine processing plants, four fractionators, and approximately 115 natural gas amine treating plants. Crosstex currently provides services for approximately 2.6 Bcf/day of natural gas, or approximately 4.9 percent of marketed U.S. daily production based on August 2005 Department of Energy data.
Crosstex Energy, Inc. (NasdaqNM: XTXI) owns the two percent general partner interest, a 37 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein, including statements regarding the company’s opportunities for growth, constitute forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
##
Contact: Barry E. Davis, President and Chief Executive Officer
William W. Davis, Executive V.P. and Chief Financial Officer
Phone: (214) 953-9500